RESEARCH AND ADVISORY AGREEMENT


                              RREEF America L.L.C.
                 an affiliate of Deutsche Asset Management, Inc.
                             875 N. Michigan Avenue
                                   41st Floor
                             Chicago, Illinois 60611


                                                            As of April 28, 2006



Deutsche Investments Australia Limited



     We have entered into a Research and Advisory Agreement with Deutsche Asset Management, Inc. ("DAMI") dated April 28, 2006, under which DAMI has delegated to RREEF America L.L.C. ("RREEF") substantially all of its duties under a subadvisory agreement (the "Subadvisory Agreement") dated as of October 17, 2005, as amended from time to time, between DAMI and John Hancock Investment Management Services, LLC (the "Adviser"), a Delaware limited liability company, on behalf of Global Real Estate Fund (the "Fund"), pursuant to which DAMI acts as a subadviser to the Fund. A copy of the Subadvisory Agreement has been previously furnished to you. In furtherance of such duties to the Fund, and with the approval of the Fund, we wish to avail ourselves of your investment advisory services. Accordingly, with the acceptance of the Fund, we hereby agree with you as follows for the duration of this Agreement:

     1. You agree to furnish to us such information, investment recommendations, advice and assistance as we shall from time to time reasonably request. You shall primarily be responsible for recommendations with respect to securities of companies primarily located in the following geographic region(s) (the "Territory"): _______Australia and New Zealand_____________. In carrying out your investment advisory duties hereunder, you will comply with the objectives, guidelines and restrictions as may be agreed upon by you and us in writing from time to time, and also with the investment restrictions outlined in the Fund's registration statement filed with the U.S. Securities and Exchange Commission, as the same may be amended from time to time. You shall submit to all regulatory and administrative bodies having jurisdiction over the services provided pursuant to this Agreement any information, reports or other material which any such body by reason of this Agreement may request or require pursuant to applicable laws and regulations.

     2. We agree to pay to you, as compensation for the services to be rendered by you pursuant to this Agreement, a monthly fee to be calculated as provided in this Section 2. Your fee will be a percentage of the monthly fee received by us (through DAMI) under the Subadvisory Agreement. The percentage of the fee that you will receive will be based upon the FTSE EPRA / NAREIT Global Real Estate Index (the "Index"). Your fee will be calculated by multiplying the total monthly fee received by RREEF under the Subadvisory Agreement by the proportion of total real estate investments in the Index which are attributed to your Territory (as measured based upon the latest articulation of the Index prior to the payment date). We will, within ten (10) days following our receipt of the fees paid to us under the Subadvisory Agreement, calculate the dollar value of your monthly fee and transmit the same to you in United States Dollars.

     In the event that we determine that you are not authorized under United States securities laws to receive compensation with respect to the Fund for your Territory (or any part thereof), you will not receive your monthly fee (or such portion of your monthly fee corresponding to the portion of your Territory for which such a determination has been made). The fees that would have otherwise been paid to you but for this decision will be redistributed pro rata among RREEF and the other similarly situated regional subadvisers providing investment advisory services under similar Research and Advisory Agreements ("Regional Subadvisers").

     In the event that this Agreement is terminated for any reason, RREEF will use the date of termination as the measurement date for the purpose of determining the percentage of fees owed to you. Such fees will be prorated by the number of days during the month of termination on which you perform the services provided for herein. Any excess fees held by RREEF after such calculations are made will be divided amongst RREEF and the other Regional Subadvisers in accordance with the Index and formula listed above.

     We agree to work with you, in order to make our relationship as productive as possible for the benefit of the Fund, to further the development of your ability to provide the services contemplated by Section 1. To this end we agree to work with you to assist you in developing your research techniques, procedures and analysis. We may from time to time furnish you with informal memoranda reflecting our understanding of our working procedures with you, which will be agreed to by each of us and may be revised as you work with us pursuant to this Agreement. We agree not to furnish, without your consent, to any person other than our personnel and directors and representatives of the Fund any tangible research material that is prepared by you, that is not publicly available, and that has been stamped or otherwise clearly indicated by you as being confidential.

     You agree to treat the Fund's portfolio holdings as confidential information in accordance with the Fund's "Policy Regarding Disclosure of Portfolio Holdings," as such policy may be amended from time to time, and to prohibit your employees from trading on any such confidential information. We agree that upon DAMI's notification to us of any amendments to the Fund's "Policy Regarding Disclosure of Portfolio Holdings," we will notify you of the same.

     3. You shall be entitled to sub-delegate, where necessary, the performance of any or all of the services hereunder to any member of a company controlled by Deutsche Bank AG ("Group Companies"), provided that if such delegation would violate the anti-assignment provisions of the Investment Advisers Act, then it shall not be permitted without the approval of the Trustees of the Fund.

     4. You agree that you will not make a short sale of any capital stock of the Fund, or purchase any share of the capital stock of the Fund otherwise than for investment.

     5. Your services to us are not to be deemed exclusive and you are free to render similar services to others, except as otherwise provided in Section 1 hereof.

     6. Nothing herein shall be construed as constituting you an agent of us or of the Fund.

     7. You represent and warrant that you are registered as an investment advisor under the U.S. Investment Advisers Act of 1940, as amended. You agree to maintain such registration in effect during the term of this Agreement.

     8. Neither you nor any affiliate of yours shall receive any compensation in connection with the placement or execution of any transaction for the purchase or sale of securities or for the investment of funds on behalf of the Fund, except that you or your affiliates may receive a commission, fee or other remuneration for acting as broker in connection with the sale of securities to or by the Fund, if permitted under the U.S. Investment Company Act of 1940, as amended, and all other applicable laws and regulations.

     9. You agree that you will not consult with any other subadviser engaged by Adviser with respect to transactions in securities or other assets concerning the Fund or another fund advised by Adviser, except to the extent such consultation is made with respect to the Fund(s) with another affiliated adviser in the Group Companies, or to the extent permitted under the U.S. Investment Company Act of 1940, as amended.

     10. We agree that you may rely on information reasonably believed by you to be accurate and reliable. We further agree that neither you nor your officers, directors, employees or agents shall be subject to any liability for any act or omission in the course of, connected with or arising out of any services to be rendered hereunder except by reason of willful misfeasance, bad faith or gross negligence in the performance of your duties or by reason of reckless disregard of your obligations and duties under this Agreement.

     11. This Agreement shall remain in effect until April 28, 2008 and shall continue in effect thereafter, but only so long as such continuance is specifically approved at least annually by the affirmative vote of (i) a majority of the members of the Fund's Board of Trustees who are not interested persons of the Fund, you or us, cast in person at a meeting called for the purpose of voting on such approval, and (ii) a majority of the Fund's Board of Trustees or the holders of a majority of the outstanding voting securities of the Fund. This Agreement may nevertheless be terminated at any time, without penalty, by the Fund's Board of Trustees or by vote of holders of a majority of the outstanding voting securities of the Fund, upon 60 days' written notice delivered or sent by registered mail, postage prepaid, to you, at your address given in Paragraph 13 hereof or at any other address of which you shall have notified us in writing, or by you upon 60 days' written notice to us and to the Fund, and shall automatically be terminated in the event of its assignment or of the termination (due to assignment or otherwise) of the Subadvisory Agreement, provided that an assignment to a corporate successor to all or substantially all of your business or to a wholly-owned subsidiary of such corporate successor which does not result in a change of actual control or management of your business shall not be deemed to be an assignment for purposes of this Agreement. Any such notice shall be deemed given when received by the addressee.

     12. This Agreement may not be transferred, assigned, sold or in any manner hypothecated or pledged by either party hereto. It may be amended by mutual agreement, but only after authorization of such amendment by the affirmative vote of (i) the holders of a majority of the outstanding voting securities of the Fund; and (ii) a majority of the members of the Fund's Board of Trustees who are not interested persons of the Fund, you or us, cast in person at a meeting called for the purpose of voting on such approval. Any required shareholder approval shall be effective with respect to the Fund if a majority of the outstanding voting securities of the Fund vote to approved the amendment, notwithstanding that the amendment may not have been approved by a majority of the outstanding voting securities of (a) any other fund affected by the amendment or (b) all of the portfolios of the John Hancock Funds II.

     13. Any notice hereunder shall be in writing and shall be delivered in person or by facsimile (followed by mailing such notice, air mail postage paid, the day on which such facsimile is sent).

                  Addressed

                  If to RREEF America L.L.C., to:

                      RREEF America L.L.C.

                      875 N. Michigan Avenue

                      41st Floor

                      Chicago, Illinois 60611

                      Attention:    Marlena Casellini
                                    Managing Director, Chief Operating Officer

                           (Facsimile No. 1.415.392.4648)

                  With a copy to:

                      RREEF America L.L.C.

                      875 N. Michigan Avenue

                      41st Floor

                      Chicago, Illinois 60611

                      Attention:    Barry H. Braitman
                                    Managing Director

                           (Facsimile No. 1.312.266.9346)

                  If to Deutsche Investments Australia Limited, to:

                      Floor 21

                      83 Clarence Street

                      NSW 2000

                      Sydney, Australia

                      Attention:    Ms. Penni James

                                    Head of Compliance

                           (Facsimile No.)


or to such other address as to which the recipient shall have informed the other party.

     Notice given as provided above shall be deemed to have been given, if by personal delivery, on the day of such delivery, and if by facsimile and mail, the date on which such facsimile and confirmatory letter are sent.

     14. This Agreement shall be construed in accordance with the laws of the State of New York, provided, however, that nothing herein shall be construed as being inconsistent with the U.S. Investment Company Act of 1940, as amended. As used herein the terms "interested person," "assignment," and "vote of a majority of the outstanding voting securities" shall have the meanings set forth in the U.S. Investment Company Act of 1940, as amended.

     15. The Agreement and Declaration of Trust, a copy of which, together with all amendments thereto (the "Declaration") is on file in the Office of the Secretary of State of The Commonwealth of Massachusetts provides that the name "John Hancock Funds II" refers to the Trustees under the Declaration collectively as Trustees, but not as individuals or personally; and no Trustee, shareholder, officer, employee or agent of John Hancock Funds II shall be held to any personal liability, nor shall resort be had to their private property, for the satisfaction of any obligation or claim, in connection with the affairs of John Hancock Funds II or any portfolio thereof, but only the assets belonging to John Hancock Funds II, or to the particular portfolio with respect to which such obligation or claim arose, shall be liable.

     16. Upon execution of this Agreement, you shall provide the Adviser with your written policies and procedures, or summaries thereof ("Compliance Policies"), as required by Rule 206(4)-7 under the Investment Advisers Act. Throughout the term of this Agreement, you shall submit to the Adviser: (i) no less frequently than annually any material changes (or summaries thereof) to the Compliance Polices, (ii) no less frequently than the next regular report to the Adviser, notification of any litigation or investigation that, in your reasonable determination, would have a material impact on your ability to perform your obligations under this Agreement, and (iii) no less frequently than the next regular report to the Adviser, notification of any material compliance matter that, in your reasonable determination, relates to the services provided by you to the Fund, including but not limited to any material violation of the Compliance Polices, the commencement or results of any regulatory examination conducted, or periodic testing of the Compliance Polices, provided that any such notification and/or disclosure required herein is not prohibited by applicable law. Throughout the term of this Agreement, you shall provide the Adviser with any certifications, information and access to personnel and resources (including those resources that will permit testing of the Compliance Policies by the Adviser) that the Adviser may reasonably request to enable the Fund to comply with Rule 38a-1 under the Investment Company Act, provided, however, that the provision of such certifications, information and access is not prohibited by applicable law. You may deliver to DAMI all reports, summaries, notifications, certifications, and other information you are required by this paragraph to deliver to the Adviser, and DAMI will then coordinate and deliver the same to the Adviser on your behalf.

If you are in agreement with the foregoing, please sign the form of acceptance on the enclosed counterpart hereof and return the same to us.

                                               Very truly yours,
                                               RREEF AMERICA L.L.C.



                                               By:      /s/ Chris Hughes
                                               Name:    Christ Hughes
                                               Title:   Managing Director


The foregoing agreement is hereby accepted as of the date first above written.




                                         Deutsche Investments Australia Limited



                                         By:      /s/ Phillip R. Maher
                                         Name:    Phillip R. Maher
                                         Title:   Director


Accepted:

Global Real Estate Fund



By:      /s/ John G. Vrysen